Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements:

(i)Registration Statement (Form S-1 No. 333-278799) which relates to the Barnes & Noble Education Inc. Non-Transferable Subscription Rights to Purchase up to 900,000,000 Shares of Common Stock at $0.05 per Share;

(ii)Registration Statement (Form 8-A No. 001-37499) which relates to the Barnes & Noble Education, Inc. Rights Agreement;

(iii)Registration Statement (Form S-8 No. 333-275114) which relates to the Barnes & Noble Education, Inc. Second Amended and Restated Equity Incentive Plan;

(iv)Registration Statement (Form S-8 No. 333-227515) and Registration Statement (Form S-8 No. 333-260133) each of which relates to the Barnes & Noble Education, Inc. Amended and Restated Equity Incentive Plan;

(v)Registration Statement (Form S-8 No. 333-206893), Registration Statement (Form S-8 No. 333-213673), and Registration Statement (Form S-8 No.333-282251) each of which relates to the Barnes & Noble Education, Inc. Equity Incentive Plan.

of our report dated July 1, 2024, except for Note 5, as to which the date is December 11, 2024, and the effects of the restatement disclosed in Note 3, as to which the date is December 22, 2025, relating to the consolidated financial statements of Barnes & Noble Education, Inc. and subsidiaries included in this Annual Report (Form 10-K) for the year ended April 27, 2024.

/s/ Ernst & Young LLP
Iselin, New Jersey
December 22, 2025